Exhibit 8


                        OPINION OF KATTEN MUCHIN & ZAVIS

Advance Ross Corporation
233 South Wacker Drive
Sears Tower, Suite 9700
Chicago, Illinois 60606-6502
Attention: Board of Directors
Ladies and Gentlemen:

    We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the proposed merger of Retreat Acquisition Corp., a newly-formed corporation, organized and existing under the laws of the State of Delaware ("Merger Sub") which is a wholly owned subsidiary of CUC International Inc. organized and existing under the laws of the State of Delaware ("Parent"), with and into Advance Ross Corporation organized and existing under the laws of the State of Delaware (the "Company") with the Company surviving the merger and becoming a wholly owned subsidiary of Parent, pursuant to the applicable corporate laws of the State of Delaware (the "Merger"), and in accordance with that certain Agreement and Plan of Merger between and among the Company, Parent and Merger Sub (the "Agreement") and related Articles of Merger and a Plan of Merger (together with the Agreement, the "Merger Agreements"). Our opinion is being delivered to you pursuant to
Section 7.2(g) of the Agreement.

    Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    We have acted as legal counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

        1. The Merger Agreements;

        2. Representations made to us by Parent and Merger Sub;

        3. Representations made to us by the Company;

        4. The Company Affiliate Certificates;

        5. The Registration Statement on Form S-4; and

        6. Such other instruments and documents related to the formation, organization and operation of the Company, Parent and Merger Sub or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

    In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

        1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of

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    the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

        2. Any representation or statement referred to above made "to the knowledge of" or otherwise similarly qualified is correct without such qualification;

        3. The Merger will be consummated pursuant to the Merger Agreements and will be effective under the applicable state law;

        4. There is no plan or intention by the Company stockholders who own 5% or more of the Company stock to sell, exchange or otherwise dispose of their stock in the Company;

        5. Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business;

        6. No outstanding indebtedness of the Company, Parent or Merger Sub has or will represent equity for tax purposes (including, without limitation, any loans from Parent to the Company); no outstanding equity of the Company, Parent or Merger Sub has represented or will represent indebtedness for tax purposes; no outstanding security other than the Company's Stock Option Plans, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire the Company stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of
    Section 368(c) of the Code;

        7. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Sec.1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the party incurring such expenses, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; and

        8. Neither Parent, the Company or Merger Sub is, or will be at the time of the Merger: (a) an "investment company" within the meaning of Section 368(a)(2)(F) of the Code; or (b) under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion, for federal income tax purposes, that (1) the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code, (2) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (3) no gain or loss will be recognized by a shareholder of the Company as a result of the Merger with respect to Company common shares converted solely into Parent common shares.

    In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

        1. This opinion represents and is based upon our best judgment regarding the application of existing federal income tax laws arising under the Code, judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws after the date of this opinion.

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        2. Our opinion concerning certain of the federal tax consequences of the
    Merger is limited to the specific federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding:

           (a) whether and the extent to which any Company stockholder who has provided or will provide services to the Company, Parent or Merger Sub will have compensation income under any provision of the Code;

           (b) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the Parent stock received by any such stockholder in the Merger;

           (c) the effects of the Merger and Parent's assumption of outstanding options to acquire the Company Common Stock on the holders of such options under any of the Company Stock Option Plans;

           (d) the effects of the Merger on any pension or other employee benefit plan maintained by Parent or the Company;

           (e) the potential application of the "golden parachute" provisions of Sections 280G, 3121(v)(2) and 4999 of the Code, the alternative minimum tax provisions of Sections 55, 56 and 57 of the Code or the regulations promulgated thereunder;

           (f) the tax consequences of the Merger to Parent, Merger Sub or the Company, including without limitation the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of the Company or Parent (including, without limitation, foreign tax credits or net operating loss carryforwards, if any, of the Company or Parent), after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof;

           (g) the basis of any equity interest in the Company acquired by Parent in the Merger; and

           (h) the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Company and/or holders of options or warrants for the Company stock or that may be relevant to particular classes of the Company stockholders and/or holders of options or warrants for the Company stock, including, without limitation, dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

        3. No opinion is expressed if all the transactions described in the Merger Agreements are not consummated in accordance with the terms of such Merger Agreements and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        4. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions will not be

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    taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Merger.

        5. This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 7.2(g) of the Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the filing of this opinion as an exhibit to the Proxy Statement and Form S-4. We further consent to the use of our name in the Registration Statement wherever it appears.

                                          Very truly yours,

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